                                            Filed pursuant to Rule 424(b)(4)
                                            Registration No. 333-68999

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 18, 1998)

   [LOGO]
                               19,000,000 SHARES

                              CARNIVAL CORPORATION

                                  COMMON STOCK

                                ----------------

    We are offering 17,000,000 shares of our Common Stock and Arison Foundation, Inc. is offering 2,000,000 shares. We will not receive any proceeds from the sale of shares by Arison Foundation, Inc.

                            ------------------------

    Our Common Stock is listed on the New York Stock Exchange under the symbol "CCL." On December 21, 1998, the last reported sale price of the Common Stock on the New York Stock Exchange was $42 15/16 per share.

                            ------------------------

    The shares of Common Stock will be purchased from us and the selling stockholder by the Underwriters at a price of $42 11/16 per share. This will result in aggregate proceeds of $725,687,500 to us and $85,375,000 to the selling stockholder. We will pay certain expenses of the offering estimated at $475,000.

    The Underwriters may offer the shares in one or more transactions (which may involve block transactions) on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions, or otherwise at market prices prevailing at the time of the sale or at negotiated prices. See "Underwriters."

    INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The Underwriters expect to deliver the shares to purchasers on December 24, 1998.

                            ------------------------

BEAR, STEARNS & CO. INC.                                    GOLDMAN, SACHS & CO.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 21, 1998

                                USE OF PROCEEDS

    A portion of the net proceeds to us from the sale of the Common Stock will be used to repay approximately $150 million of indebtedness under our commercial paper program. Such indebtedness matures from December 24, 1998 to February 5, 1999 and has effective interest rates ranging from 4.85% to 5.31%. The remainder of our net proceeds will be added to our working capital and will be available for general corporate purposes, which may include the repayment of indebtedness, the financing of capital commitments (including our shipbuilding program) and possible future acquisitions to expand our business. Pending final application, our net proceeds may be invested in marketable securities, such as certificates of deposit and commercial paper.

    We will not receive any of the proceeds from the sale of the Common Stock by Arison Foundation, Inc. (the "Foundation").

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in the Underwriting Agreement with us and the Foundation, dated the date of this Prospectus Supplement (the "Underwriting Agreement"), we and the Foundation have agreed to sell 17,000,000 shares and 2,000,000 shares, respectively, to the Underwriters named below, and the Underwriters named below have severally agreed to purchase the respective number of shares of our Common Stock set forth opposite their names below:

NAME                                                                         NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Bear, Stearns & Co. Inc....................................................        9,500,000
Goldman, Sachs & Co........................................................        9,500,000
                                                                             -----------------
      Total................................................................       19,000,000
                                                                             -----------------
                                                                             -----------------

    On December 10, 1998, Standard & Poor's, a division of The McGraw Hill Companies, Inc. ("S&P"), announced that it planned to include the Common Stock in the Standard & Poor's Corporation 500 Composite Stock Price Index (the "S&P 500 Index"), which is composed of 500 common stocks that S&P selects. Shares offered by this Prospectus Supplement will be offered primarily to index funds whose portfolios are primarily based on stocks included in the S&P 500 Index. These index funds may be required to purchase Common Stock as a result of the inclusion of the Common Stock in the S&P 500 Index.

    In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase all of the Common Stock offered by this Prospectus Supplement if any of the shares are taken. Under certain circumstances, the commitments of the non-defaulting Underwriters may be increased under the Underwriting Agreement.

    The Common Stock may be sold by the Underwriters to purchasers in one or more transactions (which may involve block transactions) on the New York Stock Exchange ("NYSE") or otherwise. The distribution of the Common Stock also may be effected from time to time in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the NYSE, in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock (whether such options are listed on an options exchange or otherwise), or in a combination of such methods at prevailing market prices or at negotiated prices. The Underwriters may effect such transactions by selling shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriters or the purchasers of such Common Stock for whom they may act as agents or to whom they may sell as principal.

    In connection with the sale of the shares of Common Stock, the Underwriters will receive compensation in the form of commissions or discounts and may receive compensation from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal in the form of commissions or discounts, in each case in amounts which will not exceed those customary in the types of transactions involved. The Underwriters and dealers that participate in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of that term under the Securities Act of 1933, as amended (the "Act"), and any discounts received by them from us or the Foundation and any compensation received by them on resale of the shares of Common Stock by them may be deemed to be underwriting discounts and commissions under the Act.

    We and the Foundation have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Act.

    Mr. Uzi Zucker, one of our directors, is a Senior Managing Director of Bear, Stearns & Co. Inc. ("Bear Stearns"). Bear Stearns is one of the investment banking firms serving as an Underwriter in this offering. In addition, Bear Stearns has served as an underwriter or placement agent in some of our previous public offerings. In addition, Bear Stearns and Goldman, Sachs & Co. have provided investment banking and consulting services to us during the last three fiscal years and the current fiscal year. It is expected that the Underwriters may continue to provide investment banking and consulting services when requested by us.

                             VALIDITY OF SECURITIES

    The validity of the shares of Common Stock will be passed upon by Tapia Linares y Alfaro, Panama City, Republic of Panama. Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, has acted as special United States counsel to us in connection with the offering of the Common Stock. Sullivan & Cromwell, New York, New York has acted as counsel for the Underwriters. James M. Dubin, a partner of Paul, Weiss, Rifkind, Wharton & Garrison and one of our directors, is the sole stockholder of the trustee of the Micky Arison 1994 "B" Trust, one of our principal stockholders. Paul, Weiss, Rifkind, Wharton & Garrison also serves as counsel to Micky Arison.

                                 $1,400,000,000
                              CARNIVAL CORPORATION
          COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES AND WARRANTS

THE COMPANY

    - may sell Common Stock;

    - may sell Preferred Stock;

    - may sell Debt Securities; and

    - may sell Warrants to purchase Common Stock, Preferred Stock or Debt Securities, or any combination of them, and may sell Warrants to buy and sell government debt securities, foreign currencies, currency units or units of a currency index or basket, units of a stock index or basket, or a commodity or commodity index.

    Our Common Stock is listed on the New York Stock Exchange, under the symbol "CCL". Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance.

THE SELLING STOCKHOLDERS

    We have been informed that Micky Arison, our Chairman of the Board and Chief Executive Officer, intends to make a charitable contribution of 2,000,000 shares of Common Stock to Arison Foundation, Inc., a charitable foundation, as soon as practicable after the date of this Prospectus. After such contribution, Arison Foundation, Inc. may sell up to 2,000,000 shares of Common Stock.

    We urge you to read carefully this Prospectus and the accompanying Prospectus Supplement, which will describe the specific terms of the securities being offered to you, before you make your investment decision.

    INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in the accompanying Prospectus Supplement.

    THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

               The date of this Prospectus is December 18, 1998.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed Registration Statements on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") regarding the offering. This Prospectus, which is a part of the Registration Statement, does not contain all of the information included in the Registration Statement and you should refer to the Registration Statement and its exhibits to read that information. References in this Prospectus to any of our contracts or other documents are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may read and copy the Registration Statement, the related exhibits and the other materials we file with the Commission at the Commission's public reference room in Washington, D.C., and at the Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission, including us. The site's address is http:// www.sec.gov.

    We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any of these reports, statements or other information at the Commission's Internet site or at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. In addition, reports, proxy statements and other information concerning us can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our Common Stock is listed.

                           INCORPORATION BY REFERENCE

    The Commission allows us to "incorporate by reference" in this Prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the Commission will automatically update and supersede information filed earlier or included in this Prospectus. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this Prospectus.

    - Our Annual Report on Form 10-K for the fiscal year ended November 30,
      1997;

    - Our Quarterly Reports on Form 10-Q for the fiscal quarters ended February 28, 1998, May 31, 1998 and August 31, 1998; and

    - Our Current Reports on Form 8-K, filed with the Commission on January 28, 1998, May 13, 1998 and December 17, 1998.

    We have filed each of these documents with the Commission and they are available from the Commission's Internet site and public reference rooms described under "Where You Can Find More Information" above. You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                              Carnival Corporation
                             3655 N.W. 87th Avenue
                           Miami, Florida 33178-2428
                                 (305) 599-2600

    You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different information.

                                  THE COMPANY

    We are the world's largest multiple-night cruise company based on the number of passengers carried, revenues generated and available capacity. We offer a broad range of cruise products, serving the contemporary cruise market through Carnival Cruise Lines, the premium market through Holland America Line and the luxury market through Cunard Line, Seabourn Line and Windstar Cruises. In total, we own and operate 33 cruise ships, with a total capacity of 39,504 passengers based on two passengers per cabin. The thirteen Carnival Cruise Lines ships have a total capacity of 24,442 passengers, with itineraries primarily in the Caribbean, Mexican Riviera and Alaska. The eight Holland American Line ships have a total capacity of 10,302 passengers, with itineraries in Alaska, the Caribbean, Europe and through the Panama Canal, and other worldwide itineraries. The five Cunard Line ships have a total capacity of 3,380 passengers, with itineraries in Europe, the Caribbean, Asia and other world wide destinations, as well as transatlantic cruises. The three Seabourn ships have a total capacity of 624 passengers, with itineraries in the Caribbean, the Baltics, Europe, the Americas and the Far East. The four Windstar ships have a total capacity of 756 passengers, with itineraries in the Caribbean, Costa Rica, and the Mediterranean. We also own equity interests in Costa Cruises and Airtours plc, an integrated leisure travel group. The seven Costa Cruise ships have a total capacity of 7,644 passengers, with itineraries in Europe, the Caribbean and South America. Airtours plc owns tour operators, charter airlines, travel agencies, three cruise ships and holiday hotels.

    We have signed an agreement with a Finnish shipyard for the construction of one cruise ship for Carnival Cruise Lines with a capacity of 2,100 passengers, which is expected to enter service in April 2001. We also have an option to have the Finnish shipyard build two additional 2,100-passenger vessels for Carnival Cruise Lines. If the option is exercised, the ships would be expected to enter service in 2002. We also have agreements with an Italian shipyard for the construction of four cruise ships for Carnival Cruise Lines, each with a capacity of 2,758 passengers, which are expected to enter service in July 1999, August 2000, December 2002 and August 2003, respectively. In addition, the Italian shipyard has agreed to construct three cruise ships for Holland America Line, two with a capacity of 1,440 passengers and one with a capacity of 1,380. These ships are expected to enter service in August 1999, March 2000 and November 2000, respectively.

    We also operate a tour business which markets sightseeing tours both separately and as a part of Holland America Line cruise/tour packages. Through Holland America-Line Westours Inc., we operate 14 hotels in Alaska and the Canadian Yukon, two luxury day-boats offering tours to the glaciers of Alaska and the Yukon River, over 280 motor coaches used for sightseeing and charters in the states of Washington and Alaska and in the Canadian Rockies, and 13 private domed rail cars which we run on the Alaskan Railroad between Anchorage and Fairbanks.
                            ------------------------

    We were incorporated under the laws of the Republic of Panama in November 1974. Our executive offices are located at 3655 N.W. 87th Avenue, Miami, Florida 33178-2428, telephone number (305) 599-2600. Our registered office in Panama is located at 10 Elvira Mendez Street, Interseco Building, Panama, Republic of Panama.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AS WELL AS THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE PURCHASING THE SECURITIES.

INCOME TAXES

    Under Section 883 of the Internal Revenue Code of 1986, as amended (the "Code"), corporations incorporated outside the U.S. are exempt from U.S. corporate income tax on U.S. source income from international passenger cruise operations if (i) their countries of incorporation exempt shipping operations of U.S. persons from income tax (the "Incorporation Test") and (ii) they meet one of three tests with respect to their stockholders: a "CFC Test" (which is satisfied if the company is a controlled foreign corporation), an "Ultimate Owner Test" (which is satisfied if a majority of the company's stock is ultimately owned by residents of certain foreign countries) or a "Publicly Traded Test." Our cruise ship operations meet the Incorporation Test because our subsidiaries are incorporated in countries which exempt from their income tax U.S. persons involved in shipping operations. They do not currently meet either the CFC Test or the Ultimate Owner Test; however, we believe that they meet the Publicly Traded Test and therefore qualify for the benefits of Section 883.

    A corporation meets the Publicly Traded Test if the stock of the corporation (or its direct or indirect corporate parent) is "primarily and regularly traded on an established securities market" in the United States. Although no Treasury regulations have been promulgated which explain when stock is primarily and regularly traded for purposes of this exemption, Treasury regulations have been promulgated which interpret a similar phrase under another section, Section 884. Under the Section 884 regulations, stock is considered primarily and regularly traded if (i) 80% (by vote and value) of the stock of the corporation is listed on an established securities market in the United States where more shares are traded than in any other country, (ii) trades of the stock are effected on that market, other than in small quantities, on at least 60 days during the taxable year, (iii) the aggregate number of shares so traded is equal to 10% or more of the average number of shares outstanding during the taxable year, and (iv) the company is not "closely held." We believe that we meet these requirements. We have only one class of stock outstanding, common stock (the "Common Stock"), which is listed on the New York Stock Exchange (the "NYSE"), where more shares trade than in any other country. Trades of the Common Stock have been effected in more than acceptable quantities on every business day since our initial public offering, and the annual volume of these trades has significantly exceeded 10% of the average number of shares outstanding. Moreover, we believe that any stock traded on the NYSE is considered as traded on a qualifying exchange and, to our knowledge, we are not closely held because no person other than members of the Arison family and certain related entities owns more than 5% of our stock, and they hold less than 50% of the outstanding shares.

    Accordingly, we believe that virtually all of our income (with the exception of our United States source income from the operations of the transportation, hotel and tour business of Holland America Line) is exempt from United States federal income taxes. If we were found not to meet the Publicly Traded Test (and also did not meet the CFC Test or the Ultimate Owner Test) or if Section 883 were to be changed in a manner adverse to us, much of our income would become subject to taxation by the United States at higher than normal corporate tax rates.

CONTROL BY PRINCIPAL SHAREHOLDERS

    Ted Arison (our founder), the Micky Arison 1994 "B" Trust (the "B Trust"), certain members of the Arison family and trusts for the benefit of Ted Arison's children (collectively, the "Principal Stockholders"), beneficially own on the date of this Prospectus, a total of approximately 46.7% of our outstanding Common Stock (without giving effect to any sale of Common Stock under this Prospectus). As a result, the Principal Stockholders have the power to substantially influence the election of directors and our affairs and policies. Micky Arison, our Chairman and Chief Executive Officer, has the sole right to vote and direct the sale of the Common Stock held by the B Trust, subject, during Ted Arison's lifetime, to the consent of the trustee of the B Trust.

SOURCE OF INTEREST ON THE DEBT SECURITIES

    Under the "branch tax" rules of the Code, it is possible that, notwithstanding that we are a Panamanian corporation, some or all interest payable on the Securities may be treated as United States source income for United States federal income tax purposes.

                                USE OF PROCEEDS

    Unless we state otherwise in the applicable prospectus supplement (each a "Prospectus Supplement"), we will add our net proceeds from the sale of any securities offered by this Prospectus (the "Securities") to our working capital. The proceeds will be available for general corporate purposes, which may include the repayment of indebtedness, the financing of capital commitments and possible future acquisitions to expand our business. Pending final application, the net proceeds may be invested in marketable securities, including certificates of deposit and commercial paper. We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges for the nine months ended August 31, 1998 and 1997 and for the five years ended November 30, 1997:

    NINE MONTHS
  ENDED AUGUST 31,                  YEARS ENDED NOVEMBER 30,
--------------------  -----------------------------------------------------
  1998       1997       1997       1996       1995       1994       1993
---------  ---------  ---------  ---------  ---------  ---------  ---------
9.9x            9.9x       9.0x       6.4x       6.2x       5.8x       5.7x

    We have computed the ratio of earnings to fixed charges by dividing earnings from continuing operations available for fixed charges (income from continuing operations before income taxes adjusted for undistributed earnings of affiliates, minority interest, interest expense and one-third of rent expense) by fixed charges. Fixed charges include interest costs (interest expense plus capitalized interest and one-third of rent expense). We have assumed that one-third of rent expense is representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

    We may issue from time to time debt securities in one or more series that will consist of either senior debt ("Senior Debt Securities") or subordinated debt ("Subordinated Debt Securities"). The Senior Debt Securities will be issued under an indenture dated as of March 1, 1993 (the "Senior Indenture"), between us and First Trust National Association (the "Senior Trustee"), as Trustee. The Subordinated Debt Securities will be issued under an indenture (the "Subordinated Indenture"), between us and a trustee to be named in the applicable Prospectus Supplement (the "Subordinated Trustee"). The term "Indenture" refers to either the Senior Indenture or the Subordinated Indenture, as appropriate, the term "Trustee" refers to either the Senior Trustee or the Subordinated Trustee, as appropriate, and the term "Debt Securities" refers to the Senior Debt Securities and the Subordinated Debt Securities. Each Indenture will be subject to and governed by the Trust Indenture Act of 1939.

    The following statements with respect to the Debt Securities are not complete and are subject to the detailed provisions of the Senior Indenture and the Subordinated Indenture. Forms of these agreements are filed as exhibits to the Registration Statement.

    The particular terms of each series of Debt Securities (including any additions or modifications to the general terms of the Debt Securities) will be described in a Prospectus Supplement that will be filed with the Commission. To review the terms of a particular series of Debt Securities, you must refer to both the Prospectus Supplement for the particular series and to the description of Debt Securities contained in this Prospectus. There may be different trustees for one or more different series of Debt Securities. See "--Trustee".

GENERAL

    The aggregate public offering price of the Senior Debt Securities and Subordinated Debt Securities to be offered by this Prospectus will not exceed $1,400,000,000 (or its foreign exchange rate equivalent if any Debt Securities are offered in currencies other than U.S. dollars). The Indenture allows us to issue additional Debt Securities in amounts authorized by our Board of Directors or a duly authorized committee of our Board of Directors.

    The applicable Prospectus Supplement for a series of Debt Securities to be issued will describe the following terms of the offered Debt Securities:

    - the title;

    - the aggregate principal amount;

    - the percentage of their principal amount at which they will be offered;

    - the date or dates on which principal is payable;

    - the interest rate or rates and/or the method of determining the interest rates;

    - the dates from which interest, if any, will accrue, the method of determining those dates, and the dates on which interest is payable;

    - the terms for redemption, extension or early repayment;

    - the denominations in which the Debt Securities are authorized to be issued (if other than denominations of $1,000 or any integral multiple thereof);

    - the currency or currencies of payment of principal or interest;

    - the provisions for a sinking fund, if any;

    - if it is an amount other than the principal amount of the Debt Securities, the portion of the principal amount that will be payable if the maturity of the Debt Securities is declared to be accelerated;

    - any other restrictive covenants included for the benefit of the holders of the Debt Securities;

    - the events of default;

    - whether the Debt Securities are issuable as a global security or Securities;

    - the applicable tax consequences related to the Debt Securities;

    - the terms and conditions, if any, under which the Debt Securities may be converted into or exchanged for Common Stock or other securities;

    - the applicability of the provisions described in "--Defeasance" below;

    - any subordination provisions applicable to the Debt Securities in addition to or different than those described under "--Subordination" below; and

    - any other term or provision which is not inconsistent with the Indenture.

    One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Any applicable Federal income tax consequences and special considerations will be described in the applicable Prospectus Supplement.

    Except as otherwise stated in the applicable Prospectus Supplement, principal, premium, if any, and interest, if any, will be payable at an office or agency to be maintained by us, except that at our option, interest may be paid by a check mailed to the person entitled to it.

    The Debt Securities will be issued only in fully registered form without coupons and may be presented for registration of transfer or exchange at the corporate trust office of the Trustee. No service charge will be made for any transfer or exchange of the Debt Securities, but we may require payment of a sum to cover any tax or other governmental charge that must be paid in connection with the transfer or exchange. Not all Debt Securities of any one series need be issued at the same time, and, unless otherwise provided, a series may be reopened for issuances of additional Debt Securities of that series.

    The Indenture does not contain any covenants or provisions that are specifically intended to give holders of the Debt Securities protection if we undertake a highly leveraged transaction. With respect to any series of Debt Securities, the existence or non-existence of such covenants or provisions will be disclosed in the applicable Prospectus Supplement.

    Neither Panamanian law nor our Articles of Incorporation or By-laws limit the right of non-resident or foreign owners to hold Debt Securities. While no tax treaty currently exists between the Republic of Panama and the United States, we believe that under current law interest payments to holders of our Debt Securities are not subject to taxation under the laws of the Republic of Panama.

BOOK-ENTRY SYSTEM

    The Debt Securities of a series may be issued in the form of one or more global securities that will be deposited with a depository (the "Depository") or with a nominee for the Depository identified in the applicable Prospectus Supplement, and will be registered in the name of the Depository or a nominee of it. In such a case one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of all the Debt Securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a global security may be transferred, in whole but not in part, only to another nominee of the Depository for that series, or to a successor Depository for that series selected or approved by us, or to a nominee of that successor Depository.

    The specific depository arrangement with respect to any series of Debt Securities to be represented by a global security will be described in the applicable Prospectus Supplement.

PAYMENT OF ADDITIONAL AMOUNTS

    We will agree that any amounts payable on the Debt Securities will be paid without deduction or withholding for any taxes, levies, imposts or other governmental charges imposed, assessed, levied or collected by or for the account of the Republic of Panama or any of its political subdivisions or taxing authorities or by or for the account of the jurisdiction of incorporation (other than the United States) of a successor corporation to us, to the extent that such taxes first become applicable as a result of the successor corporation becoming the obligor on the Debt Securities ("Panamanian Taxes"). In addition, if deduction or withholding of any Panamanian Taxes is ever required by the Republic of Panama or any of its political subdivisions or taxing authorities (or the jurisdiction of incorporation (other than the United States) of a successor corporation to us), we will (if the holders or beneficial owners of the relevant Debt Securities comply with any relevant administrative requirements) pay any additional amounts ("Additional Amounts") required to make the net amounts paid to the holders of the Debt Securities or the Trustee under the Indenture, as the case may be, after such deduction or withholding, equal to the amounts of principal, premium, if any, interest, if any, and sinking fund or analogous payments, if any, to which those holders or the Trustee are entitled. We are not required to pay Additional Amounts in respect of the following Taxes ("Excluded Taxes"):

    - any present or future Panamanian Taxes which would not have been so imposed, assessed, levied or collected if the holder or beneficial owner of the relevant Debt Security were not or had not been a domiciliary, national or resident of, or engaging or having been engaged in business or maintaining or having maintained a permanent establishment or being or having been physically present in, the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to us) or any such political subdivision of such jurisdiction or otherwise having or having had some connection with any such jurisdiction other than holding or owning a Debt Security, or collecting principal and interest, if any, on, or the enforcement of, a Debt Security;

    - any present or future Panamanian Taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant Debt Security was presented more than thirty days after the date the payment became due or was provided for, whichever is later; or

    - any present or future Panamanian Taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Republic of Panama (or the jurisdiction of incorporation of a successor corporation to us) or any of its political subdivisions of the holder or beneficial owner of the relevant Debt Security, if compliance is required by statute or by rules or regulations of any such jurisdiction as a condition to relief or exemption from Panamanian Taxes.

    We or any successor to us, as the case may be, will indemnify and hold harmless each holder of the Debt Securities and upon written request reimburse each holder for the amount of:

    - any Panamanian Taxes levied or imposed and paid by the holder of the Debt Securities (other than Excluded Taxes) as a result of payments made with respect to the Debt Securities;

    - any liability (including penalties, interest and expenses) arising from or in connection with the levying or imposing of any Panamanian Taxes; and

    - any Panamanian Taxes levied or imposed with respect to payment of Additional Amounts or any reimbursement pursuant to this list.

    We or our successor, as the case may be, will also (1) make such withholding or deduction and (2) remit the full amount deducted or withheld, to the relevant authority in accordance with applicable law. We or any successor to us, as the case may be, will furnish the Trustee within 30 days after the date the payment of any Panamanian Taxes is due, certified copies of tax receipts evidencing the payment by us or any successor to us, as the case may be. The Trustee will forward copies of the tax receipts to the holders of the Debt Securities.

    At least 30 days prior to each date on which any payment under or with respect to the Debt Securities is due and payable, if we will be obligated to pay Additional Amounts with respect to those payments, we will deliver to the Trustee an officers' certificate stating that Additional Amounts will be payable, stating the amounts that will be payable, and setting forth any other information necessary to enable the Trustee to pay the Additional Amounts to holders of the Debt Securities on the payment date.

REDEMPTION OR ASSUMPTION OF DEBT SECURITIES UNDER CERTAIN CIRCUMSTANCES

    Unless otherwise specified in the Prospectus Supplement with respect to any series of Debt Securities, if as the result of any change in or any amendment to the laws, including any regulations and any applicable double taxation treaty or convention, of the Republic of Panama (or non-U.S. jurisdiction of incorporation of a successor corporation to us), or of any of its political subdivisions or taxing authorities affecting taxation, or any change in an application or interpretation of those laws, which change, amendment, application or interpretation becomes effective on or after the original issuance date of the series (or, in certain circumstances, the later date on which a corporation becomes a successor corporation to us), we determine based upon an opinion of independent counsel of recognized standing that (i) we would be required to pay Additional Amounts on the next succeeding date for the payment thereof, or (ii) any taxes would be imposed (whether by way of deduction, withholding or otherwise) by the Republic of Panama (or the jurisdiction of incorporation (other than the United States) of a successor corporation to us) or by any of its political subdivisions or taxing authorities, upon or with respect to any principal, premium, if any, interest, if any, or sinking fund or analogous payments, if any, then we may, at our option, on giving not less than 30 nor more than 60 days' irrevocable notice, redeem the series of Debt Securities in whole at any time (other than Debt Securities of a series having a variable rate of interest, which may be redeemed only on an interest payment date) at a redemption price equal to 100% of the principal amount plus accrued interest to the date fixed for redemption (other than outstanding original issue discount Debt Securities, which may be redeemed at the redemption price specified by the terms of each series of such Debt Securities). No notice of redemption may be given more than 90 days prior to the earliest date on which we would be obligated to pay the Additional Amounts or the tax would be imposed, as the case may be. Also, at the time that the notice of redemption is given, the obligation to pay Additional Amounts or tax, as the case may be, must be in effect.

MERGER AND CONSOLIDATION

    We cannot consolidate with or merge into any other person or transfer or lease all or substantially all of our assets to any person unless:

    - after giving effect to the transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; and

    - the person formed by the consolidation or into which we merged, or the person which acquires or leases all or substantially all of our assets, assumes all our obligations under the Debt Securities and the Indenture.

EVENTS OF DEFAULT AND NOTICE

    Unless otherwise noted in an applicable Prospectus Supplement, the following are "Events of Default" in respect of a particular series of Debt Securities:

    - failure to pay interest (including Additional Amounts) for 30 days after it is due;

    - failure to pay the principal or premium, if any, when due;

    - failure to make a sinking fund payment for five days after it becomes due;

    - failure to perform any other covenant for 60 days after being given written notice of the failure in accordance with the Indenture;

    - failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us in excess of $20 million, if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days of us receiving written notice of the failure in accordance with the Indenture;

    - certain events of bankruptcy, insolvency or reorganization; and

    - any other Event of Default, as indicated in the applicable Prospectus Supplement.

    If an Event of Default in respect of a particular series of Debt Securities outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities outstanding of the series may declare the principal amount (or, if the Debt Securities of the series are original issue discount Debt Securities, the portion of the principal amount as may be specified in the terms of the series) of all of the Debt Securities of the series to be due and payable immediately. At any time after such a declaration of acceleration has been made, but before a judgment or decree for the payment of money due upon acceleration has been obtained by the Trustee, the holders of a majority in aggregate principal amount outstanding of the Debt Securities of the affected series may, under certain circumstances, rescind and annul the declaration and its consequences if all Events of Default relating to the Debt Securities of the series, other than the non-payment of principal due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

    The Trustee will, within 90 days after a default in respect of a series of Debt Securities, give the holders of the series notice of all uncured defaults known to it (the term "default" includes the events specified above without grace periods). However, except in the case of default in the payment of the principal of, or premium, if any, on or interest on any of the Debt Securities of the series, or in the payment of any sinking fund installment with respect to the Debt Securities of the series, the Trustee may withhold such notice and will not be liable to holders for doing so, if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the series.

    Pursuant to the terms of the Indenture, we are required to furnish to the Trustee annually a statement of certain of our officers stating whether or not to the best of their knowledge we are in default, in respect of any series of Debt Securities, in the performance and observance of the terms of the Indenture and, if we are in default, specifying the default and the nature of it.

    The Indenture provides that the holders of a majority in aggregate principal amount of all Debt Securities then outstanding of a particular series will have the right to waive certain defaults in respect of the series and, subject to certain limitations, to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. The Indenture provides that, in case an Event of Default in respect of a particular series of Debt Securities occurs (which is not cured or waived), the Trustee will be required to exercise such of its rights and powers under the Indenture, and to use the degree of care and skill in their exercise, that a prudent man would exercise or use in the conduct of his own affairs. Otherwise, the Trustee need only perform such duties as are specifically set forth in the Indenture. Subject to those provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the series unless they have offered to the Trustee reasonable security or indemnity.

    No holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Indenture or for any remedy under it, unless the holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the series have made written request, and offered reasonable indemnity, to the Trustee to institute such a proceeding as trustee. In addition, the Trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the series a direction inconsistent with the request and have failed to institute the proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on the Debt Security on or after the respective due dates expressed in the Debt Security.

MODIFICATION OF THE INDENTURE

    With certain exceptions, we may modify the Indenture, our rights and obligations, and the rights of the holders of a particular series, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding Debt Securities of that series. However, without the consent of each affected holder of each Debt Security of a series, no modification may be made which would:

    - change the stated maturity of the principal or premium, if any, of a Debt Security in the series;

    - change the stated maturity of the interest (including Additional Amounts) on any Debt Security in the series;

    - reduce the principal amount of a Debt Security in the series;

    - reduce the interest rate on any Debt Security in the series; or

    - reduce the amount of principal of an original issue discount Debt Security that is payable upon the acceleration of the maturity of the Security.

    In addition, the consent of the holders of all then outstanding Debt Securities of the series is required to reduce the percentage of holders of Debt Securities whose consent is required to modify the Indenture.

DEFEASANCE

    An applicable supplemental indenture may allow us to elect either (i) to defease and be discharged from any and all obligations with respect to the Debt Securities of any series pursuant to the supplemental indenture, except for the obligation to pay Additional Amounts and certain other obligations, or (ii) to be released from our obligations with respect to the Debt Securities under certain sections of the Indenture or supplemental indenture or certain Events of Default. In order to exercise either defeasance option, we must irrevocably deposit with the applicable Trustee, in trust, money or certain direct qualifying obligations of the United States or an agency or instrumentality of the United States which, in either case, are not callable at the issuer's option ("U.S. Government Obligations") or certain depositary receipts for U.S. Government Obligations that through the payment of interest and principal on them will provide sufficient money to pay all the principal of and premium, if any, and any interest on, the Debt Securities on the dates the payments are due. Defeasance may be effected only if, among other things:

    - no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture has occurred and is continuing on the date of the deposit;

    - in the event of defeasance under clause (i) above, we have delivered an opinion of counsel, stating that we have received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of the applicable supplemental indenture there has been a change in applicable federal law, holding that the holders of the Debt Securities will not recognize gain or loss for United States federal income tax purposes as a result of the deposit or defeasance, and will be subject to United States federal income tax in the same manner as if the defeasance had not occurred; and

    - in the event of defeasance under clause (ii) above, we have delivered an opinion of counsel to the effect that, among other things, the holders of the Debt Securities will not recognize gain or loss for United States federal income tax purposes as a result of the deposit or defeasance and will be subject to United States federal income tax in the same manner as if the defeasance had not occurred.

    If we fail to comply with our remaining obligations under the applicable Indenture or supplemental indenture after a defeasance of the Indenture and supplemental indenture with respect to Debt Securities as described under clause
(ii) above, and the Debt Securities are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee might be insufficient to pay amounts due on the Debt Securities of the series at the time of the acceleration resulting from the Event of Default. However, we will remain liable in respect of the payments.

SUBORDINATION

    If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any), and interest on, the Subordinated Debt Securities will be paid after, to the extent provided in the Subordinated Indenture and the applicable supplemental indenture, all senior indebtedness is paid in full, including Senior Debt Securities. Nevertheless, our obligation to pay principal (and premium, if any) or interest on the Subordinated Debt Securities will not otherwise be affected.We may not pay any principal (or premium, if any), sinking fund or interest on the Subordinated Debt Securities when we are in default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. If, while we are in default on senior indebtedness, any payment is received by the Subordinated Trustee under the Subordinated Indenture or the holders of any of the Subordinated Debt Securities before we have paid all senior indebtedness in full, the payment or distribution must either be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Until we have paid the senior indebtedness in full, the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of our senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the Subordinated Debt Securities.

    Because of the way in which the subordination provisions operate, if our assets are distributed upon insolvency, certain of our general creditors may recover more, ratably, than holders of Subordinated Debt Securities. The Subordinated Indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge, and the legal defeasance, provisions of the Subordinated Indenture.

    If this Prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated by reference in it will describe the approximate amount of senior indebtedness outstanding as of a recent date.

CONVERSION RIGHTS

    The terms and conditions, if any, on which Debt Securities being offered are convertible into Common Stock or other of our securities will be set forth in an applicable Prospectus Supplement. The terms to be described will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the Debt Securities are redeemed.

TRUSTEE

    The Trustee may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to that or those series. In the event that there are two or more persons acting as Trustee with respect to different series of Debt Securities, each Trustee will be a trustee of a trust or trusts under the Indenture that are separate and apart from the trust or trusts administered by any other Trustee, and any action permitted or required to be taken by the "Trustee" may be taken by each successor Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which that successor is acting as Trustee.

                            DESCRIPTION OF WARRANTS

    We may issue Warrants for the purchase of Common Stock, Preferred Stock or Debt Securities, Warrants to purchase or sell debt securities of or guaranteed by the United States ("Government Debt Securities"), Warrants to purchase or sell foreign currencies, currency units or units of a currency index or currency basket, Warrants to purchase or sell units of a stock index or a stock basket and Warrants to purchase or sell a commodity or a commodity index. Warrants may be issued independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from those Securities. The Warrants will be settled either through physical delivery or through payment of a cash settlement value as described in this Prospectus and in any applicable Prospectus Supplement. The Warrants will be issued under warrant agreements (each a "Warrant Agreement") to be entered into with a bank or trust company, as warrant agent (the "Warrant Agent"), all as set forth in the relevant Prospectus Supplement. The Warrant Agent will act solely as our agent in connection with the Warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant certificates or beneficial owners of Warrants. The following summaries of certain provisions of the forms of Warrant Agreement are not complete and are qualified by reference to the provisions of the forms of Warrant Agreement (including the forms of Warrant certificates), copies of which will be filed as exhibits to the Registration Statement (or incorporated by reference into the Registration Statement).

    The particular terms of any Warrants (including any modification or additions to the general terms of the Warrants) will be described in a Prospectus Supplement that will be filed with the Commission. To review the terms of any particular Warrants, you must refer to both the Prospectus Supplement relating to such Warrants and to the description of the Warrants in this Prospectus.

GENERAL

    A Prospectus Supplement will describe the following terms of any Warrants (to the extent such terms are applicable to the Warrants):

    - their title;

    - their aggregate number;

    - whether the Warrants are for the purchase or sale of Common Stock, Preferred Stock, Debt Securities, Government Debt Securities, currencies, currency units, composite currencies, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or any other index or reference as described in the Prospectus Supplement;

    - their price or prices;

    - the currency or currencies, including composite currencies or currency units, in which the price of the Warrants may be payable;

    - the date, if any, on and after which the Warrants and the related Common Stock, Preferred Stock, or Debt Securities will be separately transferable;

    - the date on which the right to exercise the Warrants shall commence, and the date on which the right shall expire;

    - the maximum or minimum number of the Warrants which may be exercised at any time;

    - a discussion of material federal income tax considerations, if any;

    - the terms, procedures and limitations relating to the exercise of the Warrants; and

    - any other terms of the Warrants, including any terms which may be required or advisable under United States laws or regulations.

    If the Warrants are to purchase Common Stock or Preferred Stock, the Prospectus Supplement will also describe the purchase price for the underlying Common Stock or Preferred Stock.

    If the Warrants are to purchase Debt Securities, the Prospectus Supplement will also describe:

    - the designation, aggregate principal amount, currency, currency unit, composite currency or currency basket of denomination and other terms of the Debt Securities purchasable upon exercise of the Warrants;

    - the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security;

    - the date on and after which the Warrants and the related Debt Securities will be separately transferable, if any; and

    - the principal amount of Debt Securities purchasable upon exercise of each Warrant and the price at which and currency, currency unit, composite currency or currency basket in which the principal amount of Debt Securities may be purchased upon exercise.

    If the Warrants are to purchase or sell Government Debt Securities or a foreign currency, currency unit, composite currency, currency index or currency basket, the Warrants will be listed on a national securities exchange and the Prospectus Supplement will describe the amount and designation of the Government Debt Securities or currency, currency unit, composite currency, currency index or currency basket, as the case may be, subject to each Warrant, whether the Warrants are to purchase or sell the Government Debt Securities, foreign currency, currency unit, composite currency, currency index or currency basket, whether the Warrants provide for cash settlement or delivery of the Government Debt Securities or foreign currency, currency unit, composite currency, currency index or currency basket upon exercise, and the national securities exchange on which the Warrants will be listed.

    If the Warrants are to purchase or sell a stock index or a stock basket, the Warrants will provide for payment of an amount in cash determined by reference to increases or decreases in that stock index or stock basket and will be listed on a national securities exchange, and the Prospectus Supplement will describe the terms of the Warrants, whether the Warrants are to purchase or sell the stock index or stock basket, the stock index or stock basket covered by the Warrants and the market to which the stock index or stock basket relates, whether the Warrants are to purchase or sell the stock index or stock basket and the national securities exchange on which the Warrants will be listed.

    If the Warrants are to purchase or sell a commodity or commodity index, the Warrants will provide for cash settlement or delivery of the particular commodity or commodities, and the Warrants will be listed on a national securities exchange. The Prospectus Supplement will describe the terms of the Warrants, the commodity or commodity index covered by the Warrants, whether the Warrants are to purchase or sell the commodity or commodity index, whether the Warrants provide for cash settlement or delivery of the commodity or commodity index, the market, if any, to which the commodity or commodity index relates and the national securities exchange on which the Warrants will be listed.

    Warrant certificates may be exchanged for new Warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Warrants to purchase or sell Government Debt Securities or a foreign currency, currency unit, composite currency, currency index or currency basket, and Warrants to purchase stock indices or stock baskets or commodities or commodity indices, may be issued in the form of a single global warrant certificate, registered in the name of the nominee of the depository of the Warrants, or may initially be issued in the form of definitive certificates that may be exchanged, on a fixed date, or on a date or dates we select, for interests in a global warrant certificate, as described in the applicable Prospectus Supplement.

    Prior to the exercise of their Warrants, holders of Warrants to purchase Common Stock, Preferred Stock or Debt Securities will, until their Warrants are exercised, not have any of the rights of holders of such Securities.

    The aggregate public offering price of the Warrants offered under this Prospectus will not exceed $1,400,000,000.

EXERCISE OF WARRANTS

    Each Warrant will entitle the holder to purchase the amount of Common Stock, Preferred Stock or Debt Securities, or purchase or sell the amount of Government Debt Securities, or the amount of currency, currency unit, composite currency, currency index or currency basket, stock index or stock basket, commodity or commodities, at the exercise price, or receive the settlement value in respect of that amount of Government Debt Securities, currency, currency unit, composite currency, currency index or currency basket, stock index or stock basket, commodity or commodity index, as shall in each case be set forth in or calculable from, the applicable Prospectus Supplement or as otherwise described in the Prospectus Supplement. Warrants may be exercised on the date set forth in the applicable Prospectus Supplement or as may be otherwise described in such Prospectus Supplement. After that date (or a later date declared by us), unexercised Warrants will become void.

    Subject to any restrictions and additional requirements that may be set forth in the applicable Prospectus Supplement, Warrants may be exercised by delivering to the Warrant Agent the Warrant certificate properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Common Stock, Preferred Stock or Debt Securities, or (except in the case of Warrants providing for cash settlement) payment for or delivery of the Government Debt Securities or currency, currency unit, composite currency, currency index, currency basket, stock index, stock basket, commodity or commodities index purchased or sold upon exercise of the Warrants. Warrants will be deemed to have been exercised upon receipt of a Warrant certificate and the required payment, if applicable, at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. We will, as soon as practicable thereafter, issue and deliver the Debt Securities purchasable upon such exercise, or purchase or sell such Government Debt Securities or currency, currency unit, composite currency, currency index or currency basket, stock index or stock basket, commodity or commodities, or pay the settlement value in respect of such Warrants. If fewer than all of the Warrants represented by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining amount of the Warrants.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our authorized capital stock consists of 960,000,000 shares of Common Stock and 40,000,000 shares of preferred stock (the "Preferred Stock"). As of the date of this Prospectus, there are 595,465,419 shares of Common Stock and no shares of Preferred Stock outstanding.

COMMON STOCK

    VOTING. Holders of Common Stock vote as a single class on all matters submitted to a vote of the shareholders, with each share of Common Stock entitled to one vote. In the annual election of directors, the holders of Common Stock are not entitled to vote cumulatively.

    DIVIDENDS. The holders of the Common Stock are entitled to receive such dividends, if any, as may be declared by our Board of Directors in its discretion out of funds legally available to be paid as dividends. Panamanian law permits the payment of dividends to the extent of our retained earnings.

    OTHER PROVISIONS. Upon liquidation or dissolution, the holders of shares of Common Stock are entitled to receive on a proportionate basis all of our assets remaining for distribution to common stockholders. The Common Stock has no preemptive or other subscription rights and there are no other conversion rights or redemption or sinking fund provisions with respect to the shares. All shares of Common Stock that are currently outstanding are fully paid for and may not be assessed.

    Neither Panamanian law nor our Articles of Incorporation or By-laws limit the right of non-resident or foreign owners to hold or vote shares of the Common Stock. While no tax treaty currently exists between the Republic of Panama and the United States, under current law we believe that distributions to our shareholders are not subject to taxation under the laws of the Republic of Panama.

    Under Panamanian law, our directors may vote by proxy.

    The aggregate public offering price of Common Stock offered by this Prospectus will not exceed $1,400,000,000.

PREFERRED STOCK

    Our Board of Directors may issue, without further authorization from our stockholders, up to 40,000,000 shares of Preferred Stock in one or more series. Our Board of Directors may determine, at the time of creating each series, the distinctive designation of, and the number of shares in, the series, its dividend rate, the number of votes, if any, allocated to each share of the series, the price and terms on which the shares may be redeemed, the terms of any applicable sinking fund, the amount payable upon liquidation, dissolution or winding up, the conversion rights, if any, and any other rights, preferences and priorities of the shares as our Board of Directors may be permitted to fix under the laws of the Republic of Panama in effect at the time the series is created. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could delay, defer or prevent a change in control. The aggregate public offering price of Preferred Stock offered by this Prospectus will not exceed $1,000,000,000.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our Common Stock is First Union National Bank.

                              SELLING STOCKHOLDERS

    The selling stockholders of the Common Stock offered by this Prospectus are Arison Foundation, Inc. (the "Foundation") and Micky Arison. We have been informed that Micky Arison intends to make a charitable contribution of 2,000,000 shares of Common Stock to the Foundation as soon as practicable after the date of this Prospectus. The Registration Statement also registers the transfer of those shares to the Foundation. The Foundation may sell those shares under this Prospectus from time to time.

    The following table provides certain information regarding the beneficial ownership of the Common Stock by the Foundation as of the date of this Prospectus.

                                              SHARES                      SHARES TO BE
                                           BENEFICIALLY     MAXIMUM       BENEFICIALLY
                                           OWNED PRIOR     NUMBER OF          OWNED
                                              TO THE      SHARES TO BE      AFTER THE
NAME                                         OFFERING       OFFERED         OFFERING
----------------------------------------  --------------  ------------  -----------------
Arison Foundation, Inc..................      2,000,000     2,000,000           0

    Micky Arison is our Chairman of the Board and Chief Executive Officer. He is also the son of our founder, Ted Arison. Following the contribution of the 2,000,000 shares of Common Stock, Micky Arison will beneficially own 114,330,160 shares of Common Stock or 19.2% of the total Common Stock outstanding.

    The Foundation is a charitable foundation. Shari Arison, the daughter of Ted Arison, is one of our directors and the President of the Foundation. The Foundation is directed by six trustees, a majority of whom are affiliated with the Principal Stockholders. Each of the Principal Stockholders disclaims ownership of the shares of Common Stock owned by the Foundation. We have agreed to bear all expenses relating to this offering, except for fees and disbursements of counsel for the Foundation, selling costs, underwriting discounts and applicable filing fees.

CERTAIN RELATED TRANSACTIONS

    AIRPLANE LEASE. Micky Arison, our Chairman of the Board of Directors and Chief Executive Officer, is the indirect sole owner of a corporation which leased an airplane to us under a long-term lease pursuant to which we paid rent in a lump sum of $5.5 million in 1987. The amount of the lump sum payment was based on the fair market value and the remaining useful life of the plane at the time, as determined by an independent appraiser. Because we purchased a new aircraft, we terminated the lease effective January 6, 1997 and received a payment of $4,528,100 from the lessor, which amount represented unused, prepaid rent under the lease, plus the net book value of certain improvements made by us to the plane during the term of the lease.

    CARNIVAL AIR LINES. Mr. Arison was also the indirect majority shareholder of Carnival Air Lines, Inc. ("Carnival Air"), an airline which conducted charter services and scheduled carrier services to Nassau, Puerto Rico and other locations in the Caribbean from several U.S. cities and between various U.S. cities. In September 1997, Carnival Air was merged with and became a wholly owned subsidiary of Pan Am Corporation ("Pan Am"). As a result of the merger, Mr. Arison became an indirect shareholder of approximately 42% of Pan Am. During fiscal 1996 and 1997, we paid approximately $2 million and $1 million to Carnival Air for services associated with transporting a limited number of our cruise passengers. During fiscal 1997, we paid approximately $100,000 to Pan Am for such services. We believe that the fees charged by Carnival Air and Pan Am are comparable to those charged by other airlines for comparable services.

    We earned license fees of approximately $480,000 during fiscal 1997 for the license of the "Carnival" trademark to Carnival Air. In connection with the merger, Pan Am agreed to pay us unpaid license fees owed by Carnival Air. In connection with the merger, Pan Am agreed to discontinue the use of "Carnival" trademarks on the promotion of its ongoing business and to proceed to eliminate the marks from its aircraft and other equipment during its ordinary maintenance schedule.

    On February 26, 1998 and March 13, 1998, Pan Am and various of its affiliates and subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Florida. We were a general unsecured creditor of the Pan Am debtors in the amount of $1,639,913.87, such amount representing accrued and unpaid licensing fees.

    On June 29, 1998, the Bankruptcy Court entered an order (the "Confirmation Order") confirming an amended joint plan of reorganization of the Pan Am debtors (the "Plan"). The Plan contained a settlement among us, certain other creditors, the Pan Am debtors and all creditors of the Pan Am debtors receiving distributions under the Plan. The settlement and the Confirmation Order provided that each of the debtors, all creditors receiving distributions under the Plan and the Committee of Unsecured Creditors of the Debtors waived all claims against us, Mr. Arison, Howard Frank (our Vice Chairman who was also a director of Pan Am) and various other entities in exchange for consideration to be received from entities other than us and our agreement to waive receipt of any distribution under the Plan on account of our unsecured claim.

    THE MIAMI HEAT. Mr. Arison is the Chairman and Chief Executive Officer and the indirect sole shareholder of Florida Basketball Associates, Inc., the sole general partner of the Miami Heat Limited Partnership ("MHLP"), the owner of the Miami Heat, a professional basketball team. During December 1997, we entered into a two-year sponsorship agreement with MHLP under which we agreed to pay an aggregate of $617,356 and provide goods and services valued at $37,500 in exchange for various sponsorship, marketing and advertising services and the use of VIP floor boxes.

                              PLAN OF DISTRIBUTION

    We may sell the Common Stock, Preferred Stock, Debt Securities and Warrants to or through underwriters, and also may sell such Securities directly to one or more other purchasers or through agents.

    The selling stockholders of 2,000,000 shares of Common Stock are the Foundation and Micky Arison. We have been informed that Micky Arison intends to make a charitable contribution of 2,000,000 shares to the Foundation as soon as practicable after the date of this Prospectus. The Registration Statement also registers the transfer of these shares to the Foundation. The Foundation may sell the Common Stock to or through underwriters, and also may sell directly to one or more other purchasers or through agents.

    A Prospectus Supplement will set forth the terms of the offering of a particular series or issuance of Securities, including:

    - the name or names of any underwriters or agents with whom we or the Foundation has entered into arrangements with respect to the sale of the Securities;

    - the initial public offering or purchase price of the Securities;

    - any underwriting discounts, commissions and other items constituting underwriters' compensation from us or the Foundation and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers;

    - any commissions or other compensation paid to any agents;

    - the net proceeds to us or the Foundation;

    - the securities exchanges, if any, on which the Securities will be listed; and

    - any other information concerning the specific terms of the distribution.

    Unless otherwise set forth in the Prospectus Supplement relating to a particular series or issuance of Securities, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and each of the underwriters with respect to the Securities will be obligated to purchase all of the Securities allocated to it if any of the Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    The Securities may be offered and sold by us or the Foundation directly or through agents designated by us or the Foundation from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent or agents will be acting on a best efforts basis for the period of its or their appointment. Any agent participating in the distribution of the Securities may be deemed to be an "underwriter", as that term is defined in the Act, of the Securities so offered and sold. The Securities also may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to a particular series or issuance of Securities who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act").

    Sales of Common Stock also may be effected from time to time in one or more types of transactions (which may include block transactions, special offerings, exchange distributions, secondary distributions or purchases by a broker or dealer) on the NYSE or any other national securities exchange on which the Common Stock is listed, in the over-the-counter market, in negotiated transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve underwriters, brokers or dealers.

    If so indicated in the Prospectus Supplement relating to a particular series or issuance of Securities, we or the Foundation will authorize underwriters or agents to solicit offers by certain institutions to purchase Securities from us or the Foundation pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Underwriters and agents may be entitled, under agreements entered into with us or the Foundation, to indemnification by us or the Foundation against certain civil liabilities, including liabilities under the Act.

                             VALIDITY OF SECURITIES

    The validity of the Debt Securities and Warrants will be passed upon for us with respect to New York law by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York and for any underwriters or agents with respect to New York law by Sullivan & Cromwell, New York, New York. The validity of the Securities with respect to Panamanian law will be passed upon by Tapia Linares y Alfaro, Panama City, Republic of Panama. James M. Dubin, a partner of Paul, Weiss, Rifkind, Wharton & Garrison, is the sole stockholder of the trustee of the B Trust and one of our directors. Paul, Weiss, Rifkind, Wharton & Garrison also serves as counsel to Micky Arison. See "Risk Factors--Control by Principal Shareholders".

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended November 30, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this Prospectus or incorporated by reference in this Prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projection," and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this Prospectus. Among the key factors that have a direct bearing on our results of operation are: general economic and business conditions which may impact levels of disposable income of consumers and pricing and passenger yields on our cruise products; consumer demand for cruises; pricing policies followed by our competitors and our responses to them; increases in cruise industry capacity; changes in tax laws and regulations (see "Risk Factors--Income Taxes"); our ability to implement our shipbuilding program and to expand our business outside the North American market where we have less experience; delivery of our new vessels on schedule and at the contracted price; weather patterns; computer program Year 2000 compliance; unscheduled ship repairs and drydocking; incidents involving cruise vessels at sea; and changes in laws and regulations applicable to us (including the implementation of the "Safety of Life at Sea Convention" and changes in Federal Maritime Commission surety and guaranty arrangements).

    Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of the Company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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  WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY
INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF DECEMBER 21, 1998.

                                ----------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----

                   PROSPECTUS SUPPLEMENT

Use of Proceeds................................         S-2
Underwriters...................................         S-2
Validity of Securities.........................         S-3

                         PROSPECTUS

Where You Can Find More Information............           2
Incorporation by Reference.....................           2
The Company....................................           3
Risk Factors...................................           4
Use of Proceeds................................           5
Ratio of Earnings to Fixed Charges.............           5
Description of Debt Securities.................           5
Description of Warrants........................          13
Description of Capital Stock...................          15
Selling Stockholders...........................          16
Plan of Distribution...........................          18
Validity of Securities.........................          19
Experts........................................          19
Special Note Regarding Forward-Looking
  Statements...................................          19

                                     [LOGO]

                               19,000,000 SHARES
                                    CARNIVAL
                                  CORPORATION

                                  COMMON STOCK

                                  ------------
                                   PROSPECTUS
                               -----------------

                            BEAR, STEARNS & CO. INC.
                              GOLDMAN, SACHS & CO.

                               DECEMBER 21, 1998

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